Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 8, 2005, except for paragraphs 9 and 10 of Note 7 as to which the date is September 19, 2005, and except for Note 1 as to which the date is February 21, 2006, accompanying the consolidated financial statements included in Amendment No. 1 to the Annual Report of Collegiate Pacific Inc. on Form 10-KSB for the year ended June 30, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Collegiate Pacific Inc. on Form SB-2 (File No. 333-34294, effective June 22, 2000), Form S-8 (File No. 333-59878, effective May 1, 2001), and Forms S-3 (File No. 333-116282, effective June 22, 2004 and File No. 333-118240, effective August 20, 2004).
/s/ Grant Thornton LLP
Dallas, Texas
February 21, 2006